UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM 8-K
________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2021
____________
R1 RCM Inc.
(Exact Name of Registrant as Specified in Charter)
 ____________

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue	60611
Chicago
Illinois
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (312) 324-7820
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RCM	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Joseph Flanagan Employment Agreement

On March 23, 2021, R1 RCM Inc. (the “Company”) entered into an amended and restated offer letter agreement (the “Employment Agreement”) with Joseph Flanagan, which amended, restated, and superseded Mr. Flanagan’s previous offer letter agreement with the Company dated April 27, 2013, as amended on April 29, 2014 and March 6, 2019. Mr. Flanagan will continue to serve as the Chief Executive Officer and as a member of the Board of Directors of the Company and will report directly to the Board of Directors. The Employment Agreement provides for at-will employment for an indefinite term, an annualized base salary of $1,000,000 (retroactive to January 1, 2021), an annual discretionary target bonus opportunity of 100% of base salary, and eligibility to participate in the employee benefit programs of the Company generally available to senior executives of the Company. Mr. Flanagan will also be reimbursed for all reasonable legal fees incurred in connection with the negotiation of the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Flanagan received a one-time grant of 273,701 performance-based restricted stock units (“PBRSUs”). The PBRSUs are subject to the achievement of performance targets established by the Human Capital Committee of the Company’s Board of Directors and an award agreement entered into with the Company, in each case, consistent with the PBRSUs granted to executive officers of the Company in 2020. Additionally, beginning in 2021, Mr. Flanagan will be entitled to participate in the Company’s long-term incentive program and the target amount of his annual equity grants will be 500% of his base salary.

In the event that Mr. Flanagan’s employment with the Company is terminated by the Company without Cause or by Mr. Flanagan for Good Reason (each as defined in the Employment Agreement), Mr. Flanagan will be entitled to any earned but unpaid salary, earned but unpaid annual bonus for the prior fiscal year, and accrued and vested benefits under the employee benefit programs of the Company. In addition, subject to Mr. Flanagan’s execution and non-revocation of a release of claims in favor of the Company, Mr. Flanagan will also be entitled to the following: (i) two times the sum of Mr. Flanagan’s base salary and target annual bonus, payable in substantially equal monthly installments for a period of 24 months following Mr. Flanagan’s termination date (the “Severance Payment”); provided that if Mr. Flanagan’s termination occurs within 24 months following a Change in Control (as defined in the Employment Agreement), the Severance Payment will be paid in a lump sum within 60 days following Mr. Flanagan’s termination date, (ii) an annual bonus for the calendar year in which the termination occurs, with the amount of such bonus being based on the greater of (A) target performance and (B) actual performance, pro-rated based on the number of days Mr. Flanagan was employed by the Company in the year of termination and payable at the same time bonuses are paid to other senior executives of the Company, and (iii) subsidized continuation coverage under the Company’s group health plans for a period of up to 18 months following Mr. Flanagan’s termination date. In the event Mr. Flanagan is not eligible for coverage under another employer’s group health plan as of the date that is 18 months after Mr. Flanagan’s termination date, he will also receive a lump sum cash payment equal to six times the monthly premium paid by Mr. Flanagan immediately prior to such date.

Mr. Flanagan will continue to be subject to non-competition and non-solicitation covenants that prohibit him from engaging in certain restricted activities (including competition and solicitation of employees and customers of the Company) during his employment and for 12 months (in the case of the non-competition covenant) and 18 months (in the case of the non-solicitation covenant) following the termination of his service with the Company. Mr. Flanagan also remains subject to confidentiality restrictions and inventions assignment obligations applicable during and after the period of his service with the Company that protect the Company’s proprietary information.

In addition, the Company has entered into an indemnification agreement with Mr. Flanagan in the form that the Company has entered into with its directors and other executive officers. The indemnification agreement provides that the Company will indemnify Mr. Flanagan to the fullest extent permitted by law for claims arising in his capacity as an executive officer of the Company, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company's best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against Mr. Flanagan, the Company will be required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

Rachel Wilson Compensation Increase

On March 23, 2021, the Human Capital Committee of the Company’s Board of Directors approved an increase in the compensation of Rachel Wilson, the Company’s Chief Financial Officer and Treasurer. Ms. Wilson’s base salary will be increased from $465,000 to $500,000 per annum, effective as of April 1, 2021, and her annual discretionary target bonus opportunity will be increased from 80% to 100% of her base salary, effective for the 2021 performance year.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R1 RCM INC.

Date: March 25, 2021

By: /s/ Rachel Wilson
Name: Rachel Wilson
Title: Chief Financial Officer